Consent of Independent Registered Public Accounting Firm


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) of Scottish Re Group Limited ("the Company") pertaining to the Scottish Holdings, Inc. 401(K) and Profit Sharing Plan of our reports dated March 11, 2005, with respect to the financial statements and schedules of the Company included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, Scottish Re Group Limited management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Scottish Re Group Limited, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 20, 2005